SCHEDULE B-1

Company Stockholders of ECOSYS

                                                         Stockholder                                              Address                                                              # of Shares

                                                           Ecologic Transportation Inc.         1327 Ocean Avenue, Suite B                        2,000,00

                                                                                                Santa Monica, CA 90401

Schedule B-1 (b)

Ecologic Systems, Inc.: Secretary’s Certificate

ECOLOGIC SYSTEMS, INC.

SECRETARY’S CERTIFICATE

March 16, 2012

I, CalliBucci, Secretary of Ecologic Systems, Inc., a Nevada corporation (the “Company”), do hereby certify as follows:

1.                   Attached hereto as Exhibit A is a true and complete copy of the Articles ofIncorporation of the Company (the “Certificate”) as presently in effect on and as of the date hereof, there having been no amendments or other documents effecting any further amendment or modification of the Certificate approved by the Board of Directors or stockholders of the Company or filed with the Secretary of Florida.

2.                   No proceedings for dissolution, merger, consolidation or liquidation of the Company or for the sale of all or substantially all of its assets is pending or, to the best of my knowledge, threatened, and no such proceeding is contemplated by the Company.

3.                   Attached hereto as Exhibit B is a true, correct and complete copy of theBylaws of the Company as in effect as the date hereof.

4.                   Attached hereto as Exhibit C is true, correct and complete copies of theResolutions duly adopted by the Board of Directors of the Company on March  14, 2012.   Such resolutions have not been amended or modified, are in full force and effect in the form adopted and are the only resolutions adopted by the Board of Directors or by any committee of or designated by the Board of Directors relating to the offering by the Company of its Securities.

5.                   Each person who, as an officer and director of the Company signed theShare Exchange Agreement, dated as of the date hereof (the “Share Exchange Agreement”), by and among the Company and the parties signatory thereto, and the Transaction Documents and other documents contemplated by the Share Exchange Agreement was duly elected or appointed, qualified and acting as such officer or director at the respective times of the signing and delivery thereof, was duly authorized to execute and deliver each such document and the signature of each such person appearing on each such document is the genuine signature of such officer or director.

6.                   The representations and warranties of the Company contained in the Share Exchange Agreement are true and correct at and as of the Closing Date with the same force and effect as though made at the time except (i) for matters specifically permitted or disclosed on any schedule to the Share Exchange Agreement, and (ii) that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date.  The Company has performed and comp[lied with all of its obligations required by the Share Exchange Agreement to be performed or complied with as of the Closing Date.

                       Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the

                        Share Exchange Agreement.

                IN WITNESS WHEREOF, I have signed this certificate.

                                                                                __/s/ CalliBucci_______________________________

                                                                                Name: Calli Bucci

                                                                                Title: Secretary

                I, William B Nesbitt, President of the Company, do hereby certify on behalf of the Company that March 16, 2012 is on the date hereof the duly elected or appointed, qualified and acting Secretary of the Company, and the signature set forth is the genuine signature of such officer.

                                                                                ___/s/ William B Nesbitt_______________________

                                                                                Name:   William B Nesbitt

                                                                                Title:      President

EXHIBIT B-1 (c)

Ecologic Systems, Inc.: Articles of Incorporation

EXHIBIT A-2 (c)

Ecologic Systems, Inc.: By-Laws

BYLAWS

OF

ECOLOGIC SYSTEMS, INC.

A Nevada Corporation

ARTICLE I

SHAREHOLDERS

1.  Annual Meeting

A meeting of the shareholders shall be held annually for the election of directors and the transaction of other business on such date in each year as may be determined by the Board of Directors, but in no event later than 100 days after the anniversary of the date of incorporation of the Corporation.

2.  Special Meetings

Special meetings of the shareholders may be called by the Board of Directors, Chairman of the Board or President and shall be called by the Board upon the written request of the holders of record of a majority of the outstanding shares of the Corporation entitled to vote at the meeting requested to be called.  Such request shall state the purpose or purposes of the proposed meeting.  At such special meetings the only business which may be transacted is that relating to the purpose or purposes set forth in the notice thereof.

3.  Place of Meetings

Meetings of the shareholders shall be held at such place within or outside of the State of California as may be fixed by the Board of Directors.  If no place is so fixed, such meetings shall be held at the principal office of the Corporation.

4.  Notice of Meetings

Notice of each meeting of the shareholders shall be given in writing and shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.  Notice of a special meeting shall indicate that it is being issued by or at the direction of the person or persons calling or requesting the meeting.

If, at any meeting, action is proposed to be taken which, if taken, would entitle objecting shareholders to receive payment for their shares, the notice shall include a statement of that purpose and to that effect.

A copy of the notice of each meeting shall be given, personally or by first class mail, not less than ten nor more than sixty days before the date of the meeting, to each shareholder entitled to vote at such meeting.  If mailed, such notice shall be deemed to have been given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on the record of the shareholders, or, if he shall have filed with the Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him at such other address.

When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.  At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting.  However, if after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice under this Section 4.

5.  Waiver of Notice

Notice of a meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

6.  Inspectors of Election

The Board of Directors, in advance of any shareholders' meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof.  If inspectors are not so appointed, the person presiding at a shareholders' meeting may, and on the request of any shareholder entitled to vote thereat shall, appoint two inspectors.  In case any person appointed fails to appear or act, the vacancy may be filled by appointment in advance of the meeting by the Board or at the meeting by the person presiding thereat.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of such inspector at such meeting with strict impartiality and according to the best of his ability.

The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote at the meeting, count and tabulate all votes, ballots or consents, determine the result thereof, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.  On request of the person presiding at the meeting, or of any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any fact found by them.  Any report or certificate made by them shall be prima facie evidence of the facts stated and of any vote certified by them.

7. List of Shareholders at Meetings

A list of the shareholders as of the record date, certified by the Secretary or any Assistant Secretary or by a transfer agent, shall be produced at any meeting of the shareholders upon the request thereat or prior thereto of any shareholder.  If the right to vote at any meeting is challenged, the inspectors of election, or the person presiding thereat, shall require such list of the shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

8.  Qualification of Voters

Unless otherwise provided in the Certificate of Incorporation, every shareholder of record shall be entitled at every meeting of the shareholders to one vote for every share standing in its name on the record of the shareholders.

Treasury shares as of the record date and shares held as of the record date by another domestic or foreign corporation of any kind, if a majority of the shares entitled to vote in the election of directors of such other corporation is held as of the record date by the Corporation, shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

Shares held by an administrator, executor, guardian, conservator, committee or other fiduciary, other than a trustee, may be voted by such fiduciary, either in person or by proxy, without the transfer of such shares into the name of such fiduciary.  Shares held by a trustee may be voted by him or her, either in person or by proxy, only after the shares have been transferred into his name as trustee or into the name of his nominee.

Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent or proxy as the bylaws of such corporation may provide, or, in the absence of such provision, as the board of directors of such corporation may determine.

No shareholder shall sell his vote, or issue a proxy to vote, to any person for any sum of money or anything of value except as permitted by law.

9.  Quorum of Shareholders

The holders of a majority of the shares of the Corporation issued and outstanding and entitled to vote at any meeting of the shareholders shall constitute a quorum at such meeting for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified item of business.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The shareholders who are present in person or by proxy and who are entitled to vote may, by a majority of votes cast, adjourn the meeting despite the absence of a quorum.

10.  Proxies

Every shareholder entitled to vote at a meeting of the shareholders, or to express consent or dissent without a meeting, may authorize another person or persons to act for him by proxy.

Every proxy must be signed by the shareholder or its attorney.  No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the shareholder who executed the proxy, unless before the authority is exercised written notice of an adjudication of such incompetence or of such death is received by the Secretary or any Assistant Secretary.

11.  Vote or Consent of Shareholders

Directors, except as otherwise required by law, shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

Whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholders, it shall, except as otherwise required by law, be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.  Written consent thus given by the holders of all outstanding shares entitled to vote shall have the same effect as an unanimous vote of shareholders.

12.  Fixing The Record Date

For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of shareholders.  Such date shall not be less than ten nor more than sixty days before the date of such meeting, nor more than sixty days prior to any other action.

When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

ARTICLE II

BOARD OF DIRECTORS

1.  Power of Board and Qualification of Directors

The business of the Corporation shall be managed by the Board of Directors.  Each director shall be at least eighteen years of age.

2. Number of Directors

The number of directors constituting the entire Board of Directors shall be the number, not less than one nor more than ten, fixed from time to time by a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies, provided, however, that no decrease shall shorten the term of an incumbent director.  Until otherwise fixed by the directors, the number of directors constituting the entire Board shall be four.

3.  Election and Term of Directors

At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting for a term of one year and until their successors have been elected and qualified or until their death, resignation or removal in the manner hereinafter provided.

4.  Quorum of Directors and Action by the Board

A majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and, except where otherwise provided herein, the vote of a majority of the directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board.

Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consent thereto by the members of the Board or committee shall be filed with the minutes of the proceedings of the Board or committee.

5.  Meetings of the Board

An annual meeting of the Board of Directors shall be held in each year directly after the annual meeting of shareholders.  Regular meetings of the Board shall be held at such times as may be fixed by the Board.  Special meetings of the Board may be held at any time upon the call of the President or any two directors.

Meetings of the Board of Directors shall be held at such places as may be fixed by the Board for annual and regular meetings and in the notice of meeting for special meetings.  If no place is so fixed, meetings of the Board shall be held at the principal office of the Corporation.  Any one or more members of the Board of Directors may participate in meetings by means of a conference telephone or similar communications equipment.

No notice need be given of annual or regular meetings of the Board of Directors.  Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, pacific standard time, on the third day prior to the meeting or by telegram, written message or orally not later than noon, pacific standard time, on the day prior to the meeting.  Notices are deemed to have been properly given if given:  by mail, when deposited in the United States mail; by telegram at the time of filing; or by messenger at the time of delivery.  Notices by mail, telegram or messenger shall be sent to each director at the address designated by him for that purpose, or, if none has been so designated, at his last known residence or business address.

Notice of a meeting of the Board of Directors need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to any director.

A notice, or waiver of notice, need not specify the purpose of any meeting of the Board of Directors.

A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.  Notice of any adjournment of a meeting to another time or place shall be given, in the manner described above, to the directors who were not present at the time of the adjournment and, unless such time and place are announced at the meeting, to the other directors.

6.  Resignations

Any director of the Corporation may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary of the Corporation.  Such resignation shall take effect at the time specified therein; and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.

7.  Removal of Directors

Any one or more of the directors may be removed for cause by action of the Board of Directors.  Any or all of the directors may be removed with or without cause by vote of the shareholders.

8.  Newly Created Directorships and Vacancies

Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason except the removal of directors by shareholders may be filled by vote of a majority of the directors then in office, although less than a quorum exists.  Vacancies occurring as a result of the removal of directors by shareholders shall be filled by the shareholder.  A director elected to fill a vacancy shall be elected to hold office for the unexpired term of his predecessor.

9.  Executive and Other Committees of Directors

The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members an executive committee and other committees each consisting of three or more directors and each of which, to the extent provided in the resolution, shall have all the authority of the Board, except that no such committee shall have authority as to the following matters:  (a) the submission to shareholders of any action that needs shareholders' approval; (b) the filling of vacancies in the Board or in any committee; (c) the fixing of compensation of the directors for serving on the Board or on any committee; (d) the amendment or repeal of the bylaws, or the adoption of new bylaws; (e) the amendment or repeal of any resolution of the Board which, by its term, shall not be so amendable or repealable; or (f) the removal or indemnification of directors.

The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

Unless a greater proportion is required by the resolution designating a committee, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at a meeting at the time of such vote, if a quorum is then present, shall be the act of such committee.

Each such committee shall serve at the pleasure of the Board of Directors.

10.  Compensation of Directors

The Board of Directors shall have authority to fix the compensation of directors for services in any capacity.

11.  Interest of Directors in a Transaction

Unless shown to be unfair and unreasonable as to the Corporation, no contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable, irrespective of whether such interested director or directors are present at a meeting of the Board of Directors, or of a committee thereof, which authorizes such contract or transaction and irrespective of whether his or their votes are counted for such purpose.  In the absence of fraud any such contract and transaction conclusively may be authorized or approved as fair and reasonable by:  (a) the Board of Directors or a duly empowered committee thereof, by a vote sufficient for such purpose without counting the vote or votes of such interested director or directors (although such interested director or directors may be counted in determining the presence of a quorum at the meeting which authorizes such contract or transaction), if the fact of such common directorship, officership or financial interest is disclosed or known to the Board or committee, as the case may be; or (b) the shareholders entitled to vote for the election of directors, if such common directorship, officership or financial interest is disclosed or known to such shareholders.

Notwithstanding the foregoing, no loan, except advances in connection with indemnification, shall be made by the Corporation to any director unless it is authorized by vote of the shareholders without counting any shares of the director who would be the borrower or unless the director who would be the borrower is the sole shareholder of the Corporation.

ARTICLE III

OFFICERS

1.  Election of Officers

The Board of Directors, as soon as may be practicable after the annual election of directors, shall elect a President, a Secretary, and a Treasurer, and from time to time may elect or appoint such other officers as it may determine.  Any two or more offices may be held by the same person.  The Board of Directors may also elect one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.

2.  Other Officers

The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

3.  Compensation

The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.

4.  Term of Office and Removal

Each officer shall hold office for the term for which he is elected or appointed, and until his successor has been elected or appointed and qualified.  Unless otherwise provided in the resolution of the Board of Directors electing or appointing an officer, his term of office shall extend to and expire at the meeting of the Board following the next annual meeting of shareholders.  Any officer may be removed by the Board with or without cause, at any time.  Removal of an officer without cause shall be without prejudice to his contract rights, if any, and the election or appointment of an officer shall not of itself create contract rights.

5.  President

The President shall be the chief executive officer of the Corporation, shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.  The President shall also preside at all meetings of the shareholders and the Board of Directors.

The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

6.  Vice Presidents

The Vice Presidents, in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election, during the absence or disability of or refusal to act by the President, shall perform the duties and exercise the powers of the President and shall perform such other duties as the Board of Directors shall prescribe.

7.  Secretary and Assistant Secretaries

The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose, and shall perform like duties for the standing committees when required.  The Secretary shall give or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be.  The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the Secretary's signature or by the signature of such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order designated by the Board of Directors, or in the absence of such designation then in the order of their election, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

8.  Treasurer and Assistant Treasurers

The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

The Treasurer shall disburse the funds as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer, and for the restoration to the Corporation, in the case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer belonging to the Corporation.

The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order designated by the Board of Directors, or in the absence of such designation, then in the order of their election, in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

9.  Books and Records

The Corporation shall keep:  (a) correct and complete books and records of account; (b) minutes of the proceedings of the shareholders, Board of Directors and any committees of directors; and (c) a current list of the directors and officers and their residence addresses.  The Corporation shall also keep at its office in the State of California or at the office of its transfer agent or registrar in the State of Nevada, if any, a record containing the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

The Board of Directors may determine whether and to what extent and at what times and places and under what conditions and regulations any accounts, books, records or other documents of the Corporation shall be open to inspection, and no creditor, security holder or other person shall have any right to inspect any accounts, books, records or other documents of the Corporation except as conferred by statute or as so authorized by the Board.

10.  Checks, Notes, etc.

All checks and drafts on, and withdrawals from the Corporation's accounts with banks or other financial institutions, and all bills of exchange, notes and other instruments for the payment of money, drawn, made, endorsed, or accepted by the Corporation, shall be signed on its behalf by the person or persons thereunto authorized by, or pursuant to resolution of, the Board of Directors.

ARTICLE IV

CERTIFICATES AND TRANSFERS OF SHARES

1.  Forms of Share Certificates

The share of the Corporation shall be represented by certificates, in such forms as the Board of Directors may prescribe, signed by the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.  The shares may be sealed with the seal of the Corporation or a facsimile thereof.  The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employee.  In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Each certificate representing shares issued by the Corporation shall set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any shareholder upon request and without charge, a full statement of the designation, relative rights, preferences and limitations of the shares of each class of shares, if more than one, authorized to be issued and the designation, relative rights, preferences and limitations of each series of any class of preferred shares authorized to be issued so far as the same have been fixed, and the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of other series.

Each certificate representing shares shall state upon the face thereof:  (a) that the Corporation is formed under the laws of the State of Nevada; (b) the name of the person or persons to whom issued; and (c) the number and class of shares, and the designation of the series, if any, which such certificate represents.

2. Transfers of Shares

Shares of the Corporation shall be transferable on the record of shareholders upon presentment to the Corporation of a transfer agent of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require.

3.  Lost, Stolen or Destroyed Share Certificates

No certificate for shares of the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or wrongfully taken, except, if and to the extent required by the Board of Directors upon:  (a) production of evidence of loss, destruction or wrongful taking; (b) delivery of a bond indemnifying the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, destruction or wrongful taking of the replaced certificate or the issuance of the new certificate; (c) payment of the expenses of the Corporation and its agents incurred in connection with the issuance of the new certificate; and (d) compliance with other such reasonable requirements as may be imposed.

ARTICLE V

OTHER MATTERS

1.  Corporate Seal

The Board of Directors may adopt a corporate seal, alter such seal at pleasure, and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

2.  Fiscal Year

The fiscal year of the Corporation shall be the twelve months ending December 31st, or such other period as may be fixed by the Board of Directors.

3.  Amendments

Bylaws of the Corporation may be adopted, amended or repealed by vote of the holders of the shares at the time entitled to vote in the election of any directors.  Bylaws may also be adopted, amended or repealed by the Board of Directors, but any bylaws adopted by the Board may be amended or repealed by the shareholders entitled to vote thereon as herein above provided.

If any bylaw regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the bylaw so adopted, amended or repealed, together with a concise statement of the changes made.

APPROVED AND ADOPTED this 31th day of December, 2008.

                /s/ Kyle W Withrow

                Kyle W. Withrow            Secretary

Schedule B-1 (d)

Ecologic Systems, Inc.: Board Resolutions

RESOLUTION OF THE BOARD OF DIRECTORS

OF

ECOLOGIC SYSTEMS, INC.

                The Board of Directors of Ecologic Systems, Inc.(the “Company”), a company incorporated in the State of Nevada (the “Corporation”), in accordance with the governing corporate laws of State of Nevada and the bylaws of the Corporation, do hereby take the actions set forth below and do hereby consent as follows, as evidenced by the signature of the Chairman of the Board below:

                WHEREAS, the Company to be authorized to enter into a Letter of Intent (the “LOI”)with Amazonas Florestal, Inc. (“AMZO”), a company incorporated in the state of Florida,with its principal address at 1110 Brickell Avenue Miami FL 33131.

                WHEREAS, the LOI sets forth the plan for a Share Exchange Agreement (the “SEA”), wherein, the Company and AMZO effectuate a tax-free share exchange, at the conclusion of which AMZO would be a wholly owned subsidiary of the Company.

RESOLVED, that the Chairman of the Board is authorized and empowered on behalf of this Corporation to do and perform, or cause be done or performed, all other acts and things, and to execute and deliver, or cause to be executed and delivered such documents, agreements and other instruments deemed by such officer to be necessary, convenient or desirable to carry out the resolutions and the intent and purpose of, the forgoing resolutions, set forth on behalf of Ecologic Systems, Inc.  All such actions heretofore taken by such officer in connection with such resolutions are hereby ratified and approved.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of February 6, 2012.

/s/ Edward W Withrow III_2.06.12_                                                       _/s/ Calli Bucci___2.06.12____

Chairman                           Date                                                                       Secretary                          Date

Ecologic Transportation, Inc.

RESOLUTION OF THE BOARD OF DIRECTORS

OF

ECOLOGIC SYSTEMS, INC.

                The Board of Directors of Ecologic Systems, Inc.(the “Company”), a company incorporated in the State of Nevada (the “Corporation”), in accordance with the governing corporate laws of State of Nevada and the bylaws of the Corporation, do hereby take the actions set forth below and do hereby consent as follows, as evidenced by the signature of the Chairman of the Board below:

                WHEREAS, the Company to be authorized to finalize and execute the Share Exchange Agreement (the “SEA”) memorialized in the executed Letter of Intent (the “LOI”)by the Company on February 6, 2012, with Amazonas Florestal, Inc. (“AMZO”), a company incorporated in the state of Florida,with its principal address at 1110 Brickell Avenue Miami FL 33131.

                RESOLVED,that the executed SEA sets forth the plan for the exchange of one-hundred (100%) percent of the issued and outstanding shares of common stock of AMZO in exchange for a net aggregate of seventy million (70,000,000) shares authorized but un-issued common stock shares of the Company, representing ninety seven (97%) percent of the issued and outstanding shares at Closing.

RESOLVED,thatwithin sixty (60) days of the Closing, the Company is authorized to file a registration statement on a Form S-1, with respect to the resale of its outstanding shares.

RESOLVED, that the Company file a form 8k, within four (4) days of the Closing, with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934.

RESOLVED, that the Chairman of the Board is authorized and empowered on behalf of this Corporation to do and perform, or cause be done or performed, all other acts and things, and to execute and deliver, or cause to be executed and delivered such documents, agreements and other instruments deemed by such officer to be necessary, convenient or desirable to carry out the resolutions and the intent and purpose of, the forgoing resolutions, set forth on behalf of Ecologic Systems, Inc.  All such actions heretofore taken by such officer in connection with such resolutions are hereby ratified and approved.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of March 14, 2012.

_/s/ Edward W Withrow III__3.14.12_                                                   _/s/ Calli Bucci_____3.14.12____

Chairman                          Date                                                                       Secretary                          Date

Ecologic Transportation, Inc.

Schedule B-2

Ecologic Systems, Inc.: Current Liabilities

The Company has no current liabilities.

Schedule B-3

Ecologic Systems, Inc.: Leases, Subleases and other Claims

The Company has no current Leases, Subleases or other Claims

Schedule B-4

Ecologic Systems, Inc.: Material Contracts

The Company has no current Material Contracts

Schedule B-5

Ecologic Systems, Inc.: Financials

Ecologic Systems, Inc.

The unaudited pro forma financial information of Ecologic Systems, Inc. as of December 31, 2011 gives effect to the Share Exchange as if the transaction had occurred on December 31, 2011.

The unaudited pro forma condensed balance sheet gives effect to the transaction as of December 31, 2011. The unaudited pro forma statement of operations for the calendar year ended December 31, 2011, will not be affected by the transaction.

The unaudited pro forma financial information has been included as required by the rules of the Securities and Exchange Commission and is presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction taken place or had occurred on the earliest date of December 31, 2011.

ECOLOGIC SYSTEMS, INC. CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEETS
As of September 30, 2011

	Historical ECOSYS			Pro Forma ECOSYS
	December 31,	AMZO	Pro Forma	December 31,
	2011	Consolidation	Adjustments	2011
ASSETS
Current Assets	$-	$45,393	$-	$45,393
Inventory	-	195,519	-	195,519
Land	-	46,983,989	-	46,983,989
TOTAL ASSETS	$-	$47,224,901	$-	$47,224,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$60,000	$88,128	$-	$148,128
Long-Term Liabilities	-	-	-	-
Total Liabilities	60,000	88,128	-	148,128
Total Stockholders' Deficit	(60,000)	47,136,773	-	47,076,773
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$-	$47,224,901	$-	$47,224,901

ECOLOGIC SYSTEMS, INC.
CONDENSED STATEMENT OF OPERATIONS
As of and for the Twelve Months Ended December 31, 2011
(unaudited)

	Historical			Pro Forma
	ECOSYS			ECOSYS
	December 31,	AMZO	Pro Forma	December 31,
	2011	Consolidation	Adjustments	2011

Gross Profit	$-	$13,881	$-	$13,881

General and administrative expenses	21,455	58,574	-	80,029

Operating income (loss)	(21,455)	(44,693)	-	(66,148)

Other Income (expenses)	-	9,586	-	9,586
Net Income (loss)	$(21,455)	$(35,107)	$-	$(56,562)

Net (loss) per common share – basic and diluted	$(0.01)			$(0.00)
Weighted average common shares outstanding - basic and diluted	2,000,000			20,000,000

ECOLOGIC SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
(unaudited)

	December 31,	December 31,	December 31,
	2011	2010	2009
ASSETS
Current Assets
Cash & Cash Equivalents	$-	$21,455	$-
Total Current Assets	-	21,455	-
TOTAL ASSETS	$-	$21,455	$-
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current Liabilities
Accounts Payable	$-	$484	$2,681
Intercompany advances	-	-	16,113
Notes & Loans Payable	60,000	60,000	-
Total Current Liabilities	60,000	60,484	18,794
TOTAL LIABILITIES	60,000	60,484	18,794

STOCKHOLDERS' (DEFICIT)
Preferred Stock, $0.001 par value, 10,000,000 shares	-	-	-
authorized, none issued and outstanding
as of December 31, 2011, 2010 and 2009, respectively
Common stock, $0.001 par value, 100,000,000 shares	2,000	2,000	2,000
authorized , 2,000,000 shares issued and outstanding
as of December 31, 2011, 2010 and 2009, respectively
Paid In Capital	(2,000)	(2,000)	(2,000)
Accumulated Deficit	(38,544)	(18,794)	-
Net income (loss)	(21,455)	(19,751)	(18,794)
Total Stockholders' (Deficit)	(60,000)	(38,545)	(18,794)
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$-	$21,455	$-

ECOLOGIC SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(unaudited)
				Cumulative
				From12/16/2008
	For the 12 months ended			(Inception) to
	12/31/2011	12/31/2010	12/31/2009	12/31/2011

General and administrative expenses	$21,455	$19,751	$18,794	$60,000

Operating (loss)	(21,455)	(19,751)	(18,794)	(60,000)

Provision for income taxes	-	-	-	-

Net (loss)	$(21,455)	$(19,751)	$(18,794)	$(60,000)

Net (loss) per common share -
basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.03)

Weighted average common shares
outstanding - basic and diluted	2,000,000	2,000,000	2,000,000	2,000,000

ECOLOGIC SYSTEMS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

NOTE 1. OVERVIEW

ECOLOGIC SYSTEMS, Inc.(the “Company”) was incorporated on December 16, 2008 in the state of Nevada.  The Company was formed to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

At December 31, 2011 the Company has commenced limited operations.  All activity from December 16, 2008 (date of inception) through December 31, 2011 relates to the Company’s formation and its ongoing development.

Development activities have included developing and managing the “greening” of gas stations along with retrofitting them with alternative energy options and solutions. In order to build this infrastructure, the Company intended to provide turnkey management, installation, and integration of equipment procurement, equipment installation, contracting, fuel, and regulatory tax incentive and grant subsidization proposals.

The Company had signed a Memorandum of Understanding (“MOU”) dated May 12, 2009 with Green Solutions & Technologies, LLC (“GST”) a California based company that provides consumers with direct access to more environmentally friendly “green” fuels and technologies. GST, its principals and associates represent approximately 2,000 gas stations in California, Texas, Minnesota and Florida and have been involved in the retail distribution of energy products for over 20 years. The Company's MOU with GST, would have called for GST to assist the Company in negotiating contracts with the owners of gas stations whereby the Company would represent their interest in arranging for the integration of alternative fuel options and enhancements such as solar panels. Such assistance was never forthcoming, the subsequent formal operating agreement was never entered into and the project continued unilaterally by the Company.

The Company's parent, Ecologic Transportation, Inc., ("EGCT") intends to enter into a Share Exchange and then cause the former wholly owned subsidiary to register the ECOSYS shares held by EGCT and then once there is an effective registration EGCT will disperse the ECOSYS shares through a dividend to its stockholders, pro rata in proportion to their holdings in EGCT at the Closing.   EGCT believes that the Share Exchange will allow EGCT to focus on its core business strategy and generate value for EGCT and the Company's stockholders.  This is more fully discussed in NOTE 6, "Subsequent Events".

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Development Stage Company

The Company is a development stage company as defined by ASC 915-10-05, “Development Stage Entity”.  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated, since inception, have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Fiscal Year End
The Company has a fiscal year ending on December 31.

Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.
Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.
Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740-10, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740-10 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

Earnings (Loss) per Share

Basic earnings (loss) per share are computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period.  Diluted earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of both common and preferred stock outstanding for the period.

New Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. NOTES PAYABLE

As at December 31, 2011Notes Payable consisted of a Promissory Note in the amount of $60,000 payable to a third party, which is interest free, due upon demand, and contains a provision to convert the debt into common stock of the Company at par ($.001) value per share.

NOTE 4. STOCKHOLDER’S EQUITY
As at December 31, 2011, no shares of preferred stock are issued and outstanding.

As at December 31, 2011, the total number of authorized shares of common stock that may be issued by the Company is 100,000,000 with a par value of $0.001 per share. The authorized number of shares of common stock has been increased to 400,000,000 shares pursuant to a filing with the State of Nevada effective January 31, 2012 and is discussed in NOTE 6 "Subsequent Events".

On June 9, 2009 2,000,000 shares of common stock were issued to one stockholder at $.001 per share, for a total amount of $2,000.

As at December 31, 2011 the Company has 2,000,000 common shares issued and outstanding.
NOTE 5. INCOME TAX

At December 31, 2011, deferred tax assets consist of:
Net operating loss carry forward	$ 60,000.00
Start-up costs capitalized for tax purposes	$ -
Gross deferred tax assets	$ 60,000.00
Valuation allowance	$ 60,000.00
Net deferred tax assets	$ -

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and net operating loss carry forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a full valuation allowance.

Schedule B-6

Ecologic Systems, Inc.:  Accounts Receivable

At the Closing Date as described in the Share Exchange, the Company has no outstanding Accounts Receivable on the corporate books.

Schedule B-7

Ecologic Systems, Inc. : Inventory

At the Closing Date as described in the Share Exchange, the Company has no inventory on its corporate books.

Schedule B-8

Ecologic Systems, Inc.: Capital Expenditures and Property Interests

At the Closing Date as described in the Share Exchange, the Company has no outstanding Capital Expenditures and/or Property Interests on its corporate books.

Schedule B-9

Ecologic Systems, Inc. : New Liabilities

At the Closing Date as described in the Share Exchange, the Company has incurred no new liabilities and will not do so without written consent.

Schedule B-10

Ecologic Systems, Inc. : Regulatory Good Standing Issues

As of February 29, 2012, the Company has Good Standing with all Regulatory aspects of the Secretary of State of Nevada. The Certificate of Good Standing is held on file at our Corporate Offices and is available upon request.

Schedule B-11

Ecologic Systems, Inc.: Insurance

To date Ecologic Systems, Inc. holds no corporate Insurance policies.

Schedule B-12

Ecologic Systems, Inc.: Litigation; Governmental Investigations

To date Ecologic Systems, Inc. is not involved in any litigation and is not involved in any sort of Governmental Investigation.